Exhibit 10.11

AMENDMENT TO STOCK OPTION AGREEMENT

This AMENDMENT TO STOCK OPTION AGREEMENT (this “Amendment”), dated as of May 8, 2007, is entered into by and between AMERICAN LAND LEASE, INC., a Delaware corporation (the “Company”), and                                                   (“Employee”), and amends each of the Incentive Stock Option Agreements, dated as of                                         , entered into by the Company and Employee (collectively, the “Stock Option Agreements”). Capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings set forth in the Stock Option Agreements or, if not defined therein, the Company’s 1998 Stock Incentive Plan, as amended (the “Plan”).

Background

A. On the dates set forth above, the Company and Employee entered into the Stock Option Agreements.

B. Company and Employee wish to amend the terms of the Stock Option Agreements in the manner set forth herein.

C. Pursuant to the Stock Option Agreements and the Plan, such amendment must be set forth in a written agreement among the Company and Employee.

Operative Terms

The Company and employee hereby agree as follows:

1. Amendments of Stock Option Agreements.

(a) Section 3(a)(i) of each of the Stock Option Agreements is hereby deleted and replaced in its entirety with the following:

“(i) if the Employee’s termination of employment is due to his or her death or Disability (as defined below), the vesting of the Option shall accelerate, the Option shall be immediately exercisable for 100% of the Option Shares covered hereby and the Option shall remain exercisable for all of such Option Shares until the Expiration Date;”

(b) Section 7 of each of the Stock Option Agreements is hereby amended by inserting the following as new Section 7(i) immediately after Section 7(h) thereof:

“(i) Section 409A Compliance. The Company and the Employee intend for the Option to be a stock option that does not provide for the deferral of compensation within the meaning of Section 409A of the Code. Notwithstanding anything to the contrary, this Agreement and the Plan shall be applied, construed and interpreted in a manner that will carry out this intention.”

2. No Other Amendments. Except as expressly amended hereby, the provisions of the Stock Option Agreements are and will remain in full force and effect and, except as expressly provided herein, nothing in this Amendment will be construed as a waiver of any of the rights or obligations of the Company and Employee under the Stock Option Agreements.

3. Counterparts. This Amendment may be executed in counterparts, each of which when signed by the Company or Employee will be deemed an original and all of which together will be deemed the same agreement.

4. Plan Controls. This Amendment and the Agreement are made under and subject to the provisions of the Plan. In the event of any conflict between the provisions of this Amendment or the Agreement as amended hereby, the provisions of the Plan shall govern.

5. Entire Agreement. This Amendment and the Agreement and the Plan contain the entire understanding and agreement of the Company and Employee concerning the subject matter hereof, and collectively supersede any other agreement or understandings, written or oral, between the parties with respect thereto.

6. Governing Law. This Amendment and the rights of all persons claiming hereunder will be construed and determined in accordance with the laws of the State of Florida without giving effect to the conflict of law principles thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

AMERICAN LAND LEASE, INC.

By:
Name:
Title:

EMPLOYEE:

Name: